Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today - Thursday, November 3, 2011 at 10:00 AM ET
Webcast / Replay URL:	http://www.media-server.com/m/p/ew6i389t or www.earnings.com
The replay will be available on the Internet for 90 days.
Dial-in number:	800 659 9004 (no pass code required)

Ballantyne Reports Diluted Q3 EPS of $0.33 on

93% Increase in Net Revenues to $63.4 Million

OMAHA, Nebraska (November 3, 2011) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported all-time record financial results for the third quarter (Q3) and nine months ended September 30, 2011.

Third Quarter Highlights

•                  Net revenues increased 93% to $63.4 million compared to Q3 2010.

•                  Operating income increased 86% to $6.6 million compared to Q3 2010.

•                  Achieved diluted earnings per share of $0.33 compared to $0.16 per share in Q3 2010.

Third Quarter Results

Ballantyne Strong’s net revenues almost doubled to an all-time quarterly record $63.4 million, led by a 167% year-over-year increase in digital product sales.  The large rise included revenues from Ballantyne’s successful full-scale digital cinema deployment on behalf of long-time customer Marcus Theatres®, a division of The Marcus Corporation (NYSE: MCS), which contributed in excess of 50% of the Company’s top-line results for the period.  Cinema service revenues more than doubled to $4.6 million when compared to Q3 2010, largely due to a significant increase in projection system installation revenues generated by the Company’s STS Services Group, including the Marcus Theatres rollout.

Cinema screen sales were $2.4 million during the three-month period, versus $5.0 million a year ago.  The decline was primarily a result of exhibitors accelerating their digital 3-D rollouts in anticipation of certain 3-D movie releases in prior quarters.

The Company generated 86% growth in operating income to $6.6 million, up from $3.5 million in the year-ago quarter.  Net earnings were $4.7 million, or $0.33 per diluted share, a more than 100% increase compared to $2.3 million, and $0.16 in Q3 2010, respectively.

Consolidated gross profit increased 55% to $10.0 million, or a 15.8% gross margin on net revenues, compared to gross profit of $6.5 million, or 19.6% of net revenues in the year-earlier period.  The gross profit increase was mainly due to Ballantyne’s significant year-over-year rise in digital product sales.  The margin decline was primarily attributable to an increase in the contribution of digital product sales to the revenue mix, as these carry higher price points but lower margins.

Selling expenses were $0.9 million, or 1.5% of net revenues, compared to $0.7 million in Q3 2010, or 2.2% of net revenues.  The year-over-year increase was primarily due to the hiring of additional personnel to expand international and service marketing efforts, as well as supporting the Company’s China-based sales offices.  General and administrative expenditures were $2.5 million, or 4.0% of revenues, versus 2.2 million, or 6.7% of prior-year revenues.  The increase reflects higher personnel costs and professional fees, but the percentage of revenues declined on a year-over-year basis, reflecting the large top-line increase.

Nine-Month Results

Net revenues rose 46.0% to $132.9 million.  Gross profit rose 36.8% to $22.9 million, and was 17.2% of net revenues, versus $16.7 million, or 18.4% of net revenues.  Net earnings were $8.7 million, or $0.60 per diluted share, compared to net earnings of $6.1 million, or $0.42 per diluted share, in the first nine months of 2010.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at quarter-end was $22.4 million, compared to $22.3 million at December 31, 2010.  The $30 million increase in receivables during Q3 was a temporary phenomenon due to funds owed to Ballantyne from digital equipment sales during Q3, and the majority of those funds have been collected subsequent to September 30.  The Company generated cash flow from operations of $2.3 million and spent approximately $2.4 million on capital expenditures, during the nine months ended September 30, 2011.

Commenting on the Company’s record operating results, President and CEO Gary L. Cavey stated, “The 2011 third quarter was a very strong reporting period for Ballantyne and the Marcus Theatres digital cinema deployment, including NEC projector sales and installations, was a big contributor to our success.  The Company’s cinema services group demonstrated why we are leaders in the industry, completing Marcus’s, large 550+ system rollout in only 45 days.

“Our talented, hardware-agnostic team members are equally adept at installing full theatrical circuits as they are with assisting smaller chains and individual theatres.  Our focus on expanding Ballantyne’s maintenance and NOC service customer base continues to grow as we strive to expand this easily scalable portion of our business that will bring us recurring revenues in the future.  Following the Marcus deployment, we are also providing annual maintenance services across their circuit and 24/7 proactive monitoring of all projection systems from our state-of-the-art NOC in Omaha.

“Another key element for Ballantyne is further expanding our array of products and services — both organically and through acquisitions and alliances.  Pursuant to this strategy, subsequent to quarter-end, we signed a key reseller agreement with Barco (NYSE Euronext Brussels: BAR), one of the worldwide leaders in cinema.  Adding their popular line of digital products is a very important addition and complementary to our NEC relationship, as our customers will benefit from more options to choose from as part of Ballantyne’s one-stop, turnkey cinema solutions,” concluded Mr. Cavey.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2011 and 2010

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net revenues	$63,437	$32,930	$132,906	$91,016
Cost of revenues	53,387	26,461	110,019	74,281
Gross profit	10,050	6,469	22,887	16,735

Selling & administrative expenses:
Selling	933	726	2,924	2,280
Administrative	2,543	2,215	7,473	6,353
Total selling & administrative expenses	3,476	2,941	10,397	8,633
Gain on the sale/disposal/transfer of assets	13	7	36	178
Income from operations	6,587	3,535	12,526	8,280
Net interest expense	(12)	(8)	(38)	(10)
Equity in income (loss) of joint venture	207	(24)	(121)	802
Other income (expense), net	127	(79)	48	(106)
Income before income taxes	6,909	3,424	12,415	8,966
Income tax expense	(2,170)	(1,103)	(3,683)	(2,868)
Net earnings	$4,739	$2,321	$8,732	$6,098
Basic earnings per share	$0.33	$0.16	$0.61	$0.43
Diluted earnings per share	$0.33	$0.16	$0.60	$0.42

Weighted average shares outstanding:
Basic	14,462	14,200	14,404	14,140
Diluted	14,488	14,418	14,483	14,363

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2011 and December 31, 2010

(In thousands)

(Unaudited)

	Sept. 30, 2011	Dec. 31, 2010
Assets
Current assets:
Cash and cash equivalents	$22,444	$22,250
Restricted cash	209	209
Accounts receivable, including unbilled receivables (net of allowance for doubtful accounts)	53,835	23,437
Total inventories, net	17,054	27,940
Recoverable income taxes	285	5
Other current assets	5,563	5,571
Total current assets	99,390	79,412
Investment in joint venture	1,917	2,070
Property, plant and equipment, net	10,871	9,750
Other non-current assets	2,446	723
Deferred income taxes	2,143	76
Total assets	$116,767	$92,031
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,549	$30,751
Other accrued expenses	3,825	3,890
Customer deposits/deferred revenue	3,345	2,849
Income tax payable	3,694	1,521
Total current liabilities	51,413	39,011
Other non-current liabilities	4,286	643
Total liabilities	55,699	39,654
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,659 shares in 2011 and 16,453 shares in 2010	167	165
Additional paid-in capital	37,151	36,241
Accumulated other comprehensive income:
Foreign currency translation	(593)	260
Minimum pension liability	80	80
Retained earnings	39,746	31,014
	76,551	67,760
Less 2,155 and 2,140 of common shares in treasury, at cost	(15,483)	(15,383)
Total stockholders’ equity	61,068	52,377
Total liabilities and stockholders’ equity	$116,767	$92,031

Selected Cash Flow Statement Items (Unaudited):

	Nine Months Ended September 30,
	2011	2010

Net earnings	$8,732	$6,098
Depreciation and amortization	1,289	1,301
Equity in (income) loss of joint venture	121	(802)
Net cash provided by (used in) operating activities	2,314	(1,520)
Proceeds from sale of assets	47	28
Capital expenditures	(2,436)	(4,398)
Net cash used in investing activities	(2,389)	(3,482)
Net increase (decrease) in cash & cash equivalents	194	(4,422)
Cash & cash equivalents at beginning of period	22,250	23,589
Cash & cash equivalents at end of period	$22,444	$19,167

CONTACT:

Kevin Herrmann	Robert Rinderman, David Collins
Vice President	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500 or btn@jcir.com

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